Exhibit 99.1

FOR IMMEDIATE RELEASE

JANICE STIPP JOINS THE BOARD OF DIRECTORS

OF ARKANSAS BEST CORPORATION

(Fort Smith, Arkansas, October 23, 2012)  — Arkansas Best Corporation (Nasdaq: ABFS) today announced that Janice E. Stipp, current Executive Vice President, Chief Financial Officer and Treasurer of Tecumseh Products Company (Nasdaq: TECUA, TECUB), has been appointed to the Arkansas Best Corporation Board of Directors. Ms. Stipp, 53, began her current position with Tecumseh, a leading global manufacturer of compressors and related products, in October 2011.

“Because of her years of experience in all areas of finance, as well as strategic and tactical planning, I am very pleased to have Janice Stipp join the Arkansas Best board. Because of Janice’s current role as the chief financial officer of a publicly traded company, I look forward to her valuable input and guidance,” said Judy R. McReynolds, Arkansas Best President and Chief Executive Officer. “Janice’s past service as chief financial officer at various private equity firms, combined with over twenty years of experience working in a variety of financial functions within the automotive and manufacturing industries, gives her a broad array of strategic and financial expertise from which we can benefit.”

Prior to joining Tecumseh, Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that designs, engineers and manufactures components for use in the transportation and heavy truck industries. Before that, she served four years as Chief Financial Officer and Vice President of Acument Global Technologies Corporation, a portfolio company of private equity firm Platinum Equity LLC. Early in her career she spent thirteen years at General Motors Co. as North America Fuel Systems Finance Director. She holds a bachelors degree in accounting from Michigan State University and a masters of business administration from Wayne State University. Ms. Stipp is also a Certified Public Accountant.

Ms. Stipp has been appointed to the Audit Committee of Arkansas Best’s board.

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations and the military. More information is available at arkbest.com, abf.com and pantherexpedite.com.

Contact:	Mr. David Humphrey, Vice President of Investor Relations & Corporate Communications Telephone: (479) 785-6200

END OF RELEASE